EXHIBIT 99.1

PRESS RELEASE

ESCALADE ANNOUNCES INCREASE IN SECOND QUARTER EARNINGS

Evansville, IN (August 3, 2007) Escalade, Incorporated (NASDAQ: ESCA) announced net income for the second quarter and first half of 2007 increased 105% and 21%, respectively. Earnings per share for the second quarter and first half of 2007 were $0.19 and $0.27, respectively, compared to $0.09 and $0.22 for the same periods last year. Excluding the effects of changes in foreign currency rates, revenues for the second quarter and first half of fiscal 2007 were relatively unchanged from the same periods last year.

Sales in the Sporting Goods business were up 3% for the second quarter and first half of 2007, compared to the same periods last year. Sales to the specialty market, which includes dealers and specialty sporting goods retailers, were up 8% and 27% for the second quarter and first half of 2007, respectively, compared to last year. This increase reflects the Company’s continued strategic plan to expand its customer base and lessen the impact of its large mass market retail customers. Although the Company continues to enjoy strong relationships with its mass market retail customers and is actively striving to increase that business, management believes a continued general decline in consumer demand for game tables will result in lower sales to the mass market. Compared to last year, Sales to the mass market declined 2% and 12% in the second quarter and first half of 2007, respectively. Operating income from the Sporting Goods business increased 45% and 51% in the second quarter and first half of 2007, respectively, compared to the same periods last year. The improved profitability reflects the higher gross margins achieved in the specialty business compared to that achieved in the mass market business. Management expects the trends of the first half of 2007 to be indicative of the second half of 2007; sales to the specialty market will offset declining sales to the mass market resulting in total Sporting Goods sales for 2007 roughly equal to that achieved in 2006 and marginally better profitability.

Excluding the impact of foreign currency fluctuations, revenues from the Office Products segment were relatively unchanged from the prior year. Weak consumer demand in North America was offset by higher sales in European markets. Operating profits from the Office Products business continue to be strong resulting in a 33% and 10% increase in the second quarter and first half of 2007, respectively, compared to 2006. Management still anticipates that 2007 revenues and profits in the Office Products business will be roughly equal to the levels achieved in 2006.

Escalade is a quality manufacturer and marketer of sporting goods and office/graphic arts products sold worldwide. To obtain more information on the Company and its products, visit our website at: www.EscaladeInc.com or contact Terry Frandsen Vice President and CFO at 812/467-1334.

ESCALADE, INCORPORATED AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF INCOME

(Unaudited, In Thousands Except Per Share Amounts)

	Three Months Ended		Six Months Ended		Twelve Months Ended

	14 July 2007	15 July 2006	14 July 2007	15 July 2006	14 July 2007	15 July 2006

NET SALES	$50,530	$48,949	$83,997	$81,749	$193,713	$187,731
OPERATING EXPENSES
Cost of goods sold	33,456	33,613	55,911	55,661	138,071	130,174
Selling and administrative	11,830	12,379	20,538	20,784	39,673	38,706
Restructuring	—	—	—	—	—	(631)

OPERATING INCOME.	5,244	2,957	7,548	5,304	15,969	19,482
OTHER INCOME (EXPENSE)
Interest expense	(952)	(810)	(1,469)	(1,064)	(3,042)	(1,766)
Other income (expense)	(646)	(190)	(1,067)	(255)	(440)	253

INCOME BEFORE INCOME TAXES	3,646	1,957	5,012	3,985	12,487	17,969
PROVISION FOR INCOME TAXES	(1,211)	(925)	(1,480)	(1,589)	(2,856)	(6,326)

NET INCOME	$2,435	$1,032	$3,532	$2,396	$9,631	$11,643

PER SHARE DATA
Basic earnings per share	$0.19	$0.08	$0.27	$0.18	$0.74	$0.89

Diluted earnings per share	$0.19	$0.08	$0.27	$0.18	$0.74	$0.89

Average shares outstanding	12,974	13,039	13,000	13,013	13,014	13,019

CONSOLIDATED CONDENSED BALANCE SHEET

(Unaudited, In Thousands)

	14 July 2007	15 July 2006	30 December 2006

ASSETS
Current assets	$80,603	$83,256	$74,470
Property, Plant & Equipment – net	20,625	20,808	20,657
Other assets	32,702	30,331	30,561
Goodwill	25,275	24,628	25,027

Total	$159,205	$159,023	$150,715

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$38,911	$47,298	$41,345
Other liabilities	33,304	33,533	23,655
Stockholders’ equity	86,990	78,192	85,715

Total	$159,205	$159,023	$150,715

FORWARD LOOKING STATEMENTS

This report contains forward-looking statements relating to present or future trends or factors that are subject to risks and uncertainties.  These risks, include, but are not limited to, the impact of competitive products and pricing, product demand and market acceptance, Escalade’s ability to successfully integrate the operations of acquired assets and businesses, new product development, the continuation and development of key customer and supplier relationships, Escalade’s ability to control costs, general economic conditions, fluctuations in operating results, changes in the securities markets and other risks detailed from time to time in Escalade’s filings with the Securities and Exchange Commission.  Escalade’s future financial performance could differ materially from the expectations of management contained herein.  Escalade undertakes no obligation to update these forward-looking statements after the date of this report.